Exhibit 10.1

KEY EMPLOYEE RETENTION AGREEMENT

This Key Employee Retention Agreement (this “Agreement”) is made by and among CARBO CERAMICS INC. (the “Company”) and ________________________ (“Employee”) and is entered into effective as of the date of Employee’s execution of this Agreement, as set forth on the signature page hereto (the “Effective Date”).  In order to be eligible for this incentive, Employee must sign and return this letter agreement to Ellen Smith by January 27, 2020, acknowledging agreement to the following terms.

1.Purpose.  The Company recognizes the important goal of retaining Employee as an employee of the Company, and, in furtherance of that goal, the Company wishes to provide financial incentives for Employee to remain an employee for the period of time specified in this Agreement and to continue to perform in a highly effective manner and contribute to the success of the Company and its affiliates.  Except to the extent otherwise defined herein, capitalized terms used in this Agreement shall have the meaning given them on Exhibit A attached hereto.

2.Retention Bonus. Subject to the terms and conditions set forth herein, the Company shall pay to Employee an amount equal to $___________ (the “Retention Bonus”).  The amount paid to Employee will be reduced by applicable taxes, deductions and withholdings and shall be payable in a single lump sum cash payment as soon as practicable following the Effective Date but in no event later than the date that is 30 days following the Effective Date.

3.Potential Clawback. In the event that Employee’s employment with the Company or its affiliates is terminated prior to the Retention Date (as defined below) by (a) the Company for Cause or (b) Employee other than for Good Reason, Employee shall repay to the Company, in immediately available funds, an amount equal to the Retention Bonus, within thirty (30) days following the date of Employee’s termination of employment, and, in order to satisfy such repayment, Employee agrees that the Company may, subject to Section 9 of this Agreement, offset against, and Employee authorizes the Company to deduct from, any payments due to Employee, or to his or her estate, heirs, legal representatives or successors.  For the avoidance of doubt, in the event that Employee’s employment with the Company or its Affiliates is terminated either (x) prior to the Retention Date by (i) the Company without Cause or (ii) Employee for Good Reason, or (y) on or following the Retention Date for any reason or no reason at all, Employee shall not be required to repay the Retention Bonus.

4.Release. In exchange for the promises of the Company set forth in this Agreement, the sufficiency of which Employee acknowledges, Employee, with the intention of binding Employee and Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and its subsidiaries, its and their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party; provided that this Section 4 shall not waive Employee’s existing rights to (a) accrued and vested compensation or benefits, (b) any claims or rights arising after the date that Employee signs this Agreement, or (c) indemnification and advancement of expenses in connection with, arising from or related in any way to actions or omissions in Employee’s capacity as a director, officer, employee, agent or other capacity for the Company or any of its affiliates or any other entity at the direction of the Company or any of its affiliates, including, without limitation, indemnification and advancement of expenses pursuant to the Company’s bylaws, certificate of incorporation, director and officer insurance policies or other policies or agreements.

5.Confidentiality. Employee agrees that all Confidential Information (as defined below) is the sole and exclusive property of the Company. Employee agrees that Employee will not, at any time during Employee’s term of employment or thereafter, disclose any Confidential Information, or make any use thereof, except, in each case, in the carrying out of Employee’s responsibilities to the Company. Employee further agrees not to disclose to any third person, or make any use of, any confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality, except, in each case, in the carrying out of Employee’s responsibilities to the Company. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and Employee is making such disclosure, Employee shall provide the Company with prompt notice of such requirement prior to making any such disclosure to the extent practicable and not legally prohibited, so that the Company may seek an appropriate protective order at the Company’s sole cost and expense.

Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of applicable law.

For purposes of this Section 5, the term “Company” includes the Company and each of its affiliates. The obligations of Employee under this Section 5 shall terminate on the fifth anniversary of the Effective Date, except with respect to trade secrets as to which the obligations under this Section 5 shall continue so long as such trade secret status is maintained.

6.Not a Contract of Employment.  This Agreement is not a contract of employment and does not guarantee Employee employment for any specified period of time.

7.Waiver.  No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Employee and such officer (other than Employee) as may be specifically designated by the Company’s Board of Directors (“Board”) or an authorized committee thereof.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, without regard to conflicts of laws principles of such state.

9.Section 409A.  This Agreement is intended to comply with, or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with Section 409A.  Any offset described in Section 3 shall not occur if such offset would violate Section 409A.

10.Entire Agreement.  This Agreement contains all of the understandings and representations between the Company and Employee relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonuses, including but not limited to any “Growing CARBO – Key Employee Bonus” or any other previously awarded retention bonus awarded by the Company to Employee that is outstanding and unpaid as of the Effective Date, if applicable (the “Prior Retention Agreement”); provided, however, that this Agreement shall not supersede or modify any other agreements between the Company and Employee, and specifically, any employment agreement entered into by and between the Company and Employee, if any (the “Employment Agreement”), shall remain in full force and effect. For the avoidance of doubt, this Agreement renders the Prior Retention Agreement, if any, null and void and of no effect, and Employee shall not be entitled to payment of any amounts under such Prior Retention Agreement on or after the Effective Date.

11.Validity.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or PDF form), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.Assignment; Change in Control.  The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns.  This Agreement and the rights and obligations of the parties thereunder may not be assigned, except that the Company may assign this Agreement to a person or entity that acquires, by merger, consolidation, purchase, or otherwise, a majority of the business, equity or operating assets of the Company.  Where appropriate, the term “Company” as used in this Agreement shall also include any other successor or assign that assumes the Agreement.

14.Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

15.Other Benefits.  The Retention Bonus is a special payment to Employee and, except as otherwise set forth in Section 10 of this Agreement, is not intended to supersede or replace any other compensation payable to Employee, and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension or retirement, death, or other benefit under any bonus, incentive, pension or retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

16.Administration; Determinations.  The Board or an authorized committee thereof has the sole authority and discretion, on behalf of the Company, to determine whether any termination is for Cause or Good Reason, whether a Retention Date has occurred, and whether a basis for termination for Cause is capable of being remedied and is, in fact, remedied, and such determination will be final and binding on Employee and the Company.  Any dispute of such a determination shall be resolved by arbitration before a single independent arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, taking place in Houston, Texas and applying the law of the State of Texas.  Both the Company and Employee waive all rights to a jury trial.

17.Legal Expenses. In the event of any claim, dispute, litigation, arbitration or other proceeding relating to Section 3 of this Agreement in which the Company is the prevailing party, the Company shall be entitled to receive, and Employee shall pay upon demand, reasonable attorneys’ fees and related costs incurred by the Company in connection with the resolution of such claim, dispute, litigation, arbitration or other proceeding.  If the Company is not the prevailing party in such a claim, dispute, litigation, arbitration or other proceeding, the Company shall pay Employee upon demand, reasonable attorneys’ fees and related costs incurred by Employee in connection with the resolution of such claim, dispute, litigation, arbitration or other proceeding.

18.Acknowledgements.  Neither the Company nor the Board has made any warranty or representation to Employee with respect to the income tax consequences of this Agreement, and Employee represents that he or she is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives for tax advice or an assessment of tax consequences.  By signing this Agreement, Employee acknowledges that Employee has had the opportunity to consult, at Employee’s expense and in connection with this Agreement, with any legal or tax consultants the Employee deems advisable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date of Employee’s signature below.

CARBO CERAMICS, INC.

By:

Name: Gary Kolstad

Title:    President and Chief Executive Officer

EMPLOYEE:

Name:   ___________________________________

Date:     ___________________________________

Signature Page to

EMPLOYEE Retention Agreement

Exhibit A

Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

•

“Cause” means “cause” (or a term of like import) as defined under the Employment Agreement in effect as of the Effective Date (regardless of whether such Employment Agreement is later modified, amended or terminated), if any, or any other similar agreement between Employee and the Company in effect at the time a determination is made or, in the absence of such an agreement or definition, shall mean (A) any material violation by Employee of any Company policy; (B) any failure by Employee to substantially perform his or her duties for the Company; (C) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Employee that is or may be materially injurious to the Company; and (D) any felony or other crime involving moral turpitude committed by Employee.  If the basis for terminating Employee’s employment for Cause is the result of a violation or failure described in clause (A) or (B) of the foregoing definition of “Cause” and the Company reasonably determines that such violation or failure is capable of being remedied, the Company shall give Employee seven (7) days’ prior written notice of the Company’s intent to terminate Employee’s employment for Cause, which notice shall set forth the violation or failure forming the basis for the determination to terminate Employee’s employment for Cause.  Employee shall have the right to remedy such violation or failure within seven (7) days of the date of such written notice.

•

“Confidential Information” means any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company and includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company; (ii) business information and materials of the Company; (iii) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (iv) other valuable, confidential information and materials and/or trade secrets of the Company.  The term “Confidential Information” does not include information that becomes generally available to the public other than through the actions of Employee in violation of this Agreement.

•

“Good Reason” means “good reason” (or a term of like import) as defined under the Employment Agreement in effect as of the Effective Date (regardless of whether such Employment Agreement is later modified, amended or terminated), if any, or any other similar agreement between Employee and the Company in effect at the time a determination is made or, in the absence of such an agreement or definition, shall occur when (A) one of the following (each, a  “Resignation Condition”) has occurred without Employee’s consent: (i) changes in Employee’s authorities, duties or responsibilities, if such assignment or changes result in a material diminution in Employee’s authorities, duties, or responsibilities, including a failure to reelect Employee to, or removal of him or

Exhibit A

her from, any office of the Company that Employee held as of the Effective Date; (ii) the Company’s requiring Employee to be based at a location more than 50 miles from Employee’s principal place of employment as of the Effective Date (except for travel on the Company’s business) if such action constitutes a material change in the geographic location where Employee must perform services; (iii) the Company materially breaches any written agreement with Employee under which Employee provides services to the Company; (iv) a material reduction in Employee’s base compensation as of the Effective Date, with any reduction greater than 10% of Employee’s base compensation as of the Effective Date being deemed material for purposes of this clause (iv); or (v) a material change in Employee’s Company-provided healthcare coverage or benefits in effect as of the Effective Date if such change materially and adversely affects Employee; (B) Employee has given the Company written notice of the occurrence of the Resignation Condition within seven (7) days after the Resignation Condition first occurred; (C) the Company has not cured the Resignation Condition within seven (7) days of receiving notice from Employee required by clause (B) of this paragraph; and (D) Employee’s termination of employment for “Good Reason” occurs within two (2) weeks following the date the Resignation Condition first occurred.

•

“Retention Date” means the earlier to occur of (A) July 27, 2020 or (B) the consummation of a transaction, whether implemented out-of-court, in-court, or a combination thereof that either (1) effectuates a recapitalization or restructuring of a material portion of the Company’s outstanding indebtedness or (2) involves an acquisition, merger, or other business combination pursuant to which a majority of the business, equity, or operating assets of the Company is sold, purchased, or combined with another entity or company.

Exhibit A-2